                                      Filed Pursuant to Rule 424(B)(2)
                                      Registration Nos. 333-18345 and 333-54009


PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JUNE 4, 1998)
                                 $1,225,000,000

                           UNION PACIFIC CORPORATION
                          MEDIUM-TERM NOTES, SERIES E

     Union Pacific Corporation (the "Company") may use this prospectus supplement to offer its Medium-Term Notes, Series E (the "Notes") from time to time.

     The following terms may apply to the Notes. The Company will provide the final terms for each Note in a pricing supplement.

- They may have maturities of nine months or more.

- They may be subject to redemption or repayment at the option of the Company or the holder.

- They will be denominated in U.S. dollars unless otherwise specified by the Company and described in a pricing supplement.

- They may bear interest at a fixed or floating interest rate. Certain Notes issued at a discount may not bear interest. Floating interest rates may be based on any of the following formulas:
  -- CD Rate
  -- Commercial Paper Rate
  -- Federal Funds Effective Rate
  -- LIBOR
  -- Treasury Rate
  -- Prime Rate
  -- CMT Rate
  -- Another interest rate index specified in the pricing supplement

- They may be issued as indexed Notes.

- They may be issued in certificated or book-entry form.

- Interest will be paid on fixed rate Notes on May 1 and November 1 of each year and at maturity.

- Interest will be paid on floating rate Notes on dates determined at the time of issuance.

- They will be issued in minimum denominations of $1,000 and multiples of $1,000.

- They will have an aggregate initial offering price not greater than $1,225,000,000, less the amount of any other debt securities sold by the Company under the attached prospectus after the date of this prospectus supplement. (The aggregate initial offering price includes the U.S. dollar equivalent of any Notes denominated in a foreign currency.)

- They will be offered from time to time on a best efforts basis by the Agents named below on behalf of the Company. In addition, the Agents may purchase Notes from the Company for resale to investors, and the Company may sell Notes directly to investors on its own behalf where legally permitted.

     INVESTING IN THE NOTES INVOLVES RISKS -- SEE "CERTAIN RISK FACTORS" ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT AND "RISK FACTORS" ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS.

     The Company will receive between $1,215,812,500 and $1,223,468,750 of the proceeds from the sale of the Notes after paying the Agent's commissions of between $1,531,250 and $9,187,500 and before deducting the expenses of the offering of the Notes estimated by the Company at $680,000. The exact proceeds to the Company will be set at the time of issuance. The Company does not expect that any of the Notes will be listed on a securities exchange, and a market for the Notes may not develop.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SALOMON SMITH BARNEY

        CHASE SECURITIES INC.

                 CREDIT SUISSE FIRST BOSTON

                         LEHMAN BROTHERS

                                  MERRILL LYNCH & CO.

                                         J.P. MORGAN & CO.

                                              MORGAN STANLEY DEAN WITTER

October 19, 1998

                               TABLE OF CONTENTS

       PROSPECTUS SUPPLEMENT         PAGE                      PROSPECTUS                      PAGE
       ---------------------         ----                      ----------                      ----
Certain Risk Factors...............  S-3    Available Information............................    2
Description of Notes...............         Incorporation of Certain Documents by
                                     S-4    Reference........................................    2
United States Income Tax
  Consequences.....................  S-20   Risk Factors.....................................    3
Plan of Distribution...............  S-22   The Company......................................    5
Legal Opinions.....................  S-22   Ratio of Earnings to Fixed Charges...............    6
                                            Use of Proceeds..................................    7
                                            Description of Debt Securities...................    7
                                            Description of Preferred Stock...................   14
                                            Description of Common Stock......................   17
                                            Description of Securities Warrants...............   18
                                            Plan of Distribution.............................   19
                                            Legal Opinions...................................   20
                                            Experts..........................................   20

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Company has not authorized anyone to provide you with information different from that contained in this Prospectus Supplement and the accompanying Prospectus. The Company is offering to sell the Notes and seeking offers to buy the Notes only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus Supplement and the accompanying Prospectus is accurate only as of the date of this Prospectus Supplement and the date of the accompanying Prospectus, regardless of the time of delivery of this Prospectus Supplement or any sale of the Notes.

                              CERTAIN RISK FACTORS
     Your investment in the Notes will include certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in any particular Notes is suitable for you. The Notes are not an appropriate investment for you if you are unsophisticated with respect to the significant components of the Notes and/or financial matters.

  Redemption
     If your Notes are redeemable at the Company's option or are otherwise subject to mandatory redemption, the Company may (in the case of optional redemption) or must (in the case of mandatory redemption) choose to redeem such Notes at times when prevailing interest rates may be relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

  Indexed Notes
     If you invest in Notes indexed to one or more interest rates, currencies or other indices or formulas, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. Such risks include fluctuation of the indices or formulas and the possibility that you will receive a lower (or no) amount of principal, premium or interest and at different times than you expected. The Company does not control a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of such risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the Notes contains a multiplier or leverage factor, the effect of any change in such index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile, and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

  Credit Ratings
     The credit ratings of the Company's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the value of your Notes. In addition, real or anticipated changes in the Company's credit ratings will generally affect the market value of your Notes.

  Foreign Currency Notes
     If you invest in Foreign Currency Notes (defined in "Description of Notes"), there will be significant risks not associated with an investment in a debt security denominated and payable in U.S. dollars, including the possibility of material changes in the exchange rate between U.S. dollars and the payment currency for your Foreign Currency Notes and the imposition or modification of exchange controls by the applicable governments. The Company has no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. Moreover, if payments on your Foreign Currency Notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, exchange rates between certain currencies have been highly volatile, and volatility between such currencies or with other currencies may be expected in the future. Fluctuations between currencies in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of the payment currency for your Foreign Currency Notes would result in a decrease in the U.S. dollar equivalent yield of your Foreign Currency Notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or earlier redemption of your Foreign Currency Notes and, generally, in the U.S. dollar equivalent market value of your Foreign Currency Notes.
     Governmental exchange controls could affect exchange rates and the availability of the payment currency for your Foreign Currency Notes on a required payment date. Even if there are no exchange controls, it is possible that the payment currency for your Foreign Currency Notes will not be available on a required payment date for circumstances beyond our control. In such cases, the Company will be allowed to satisfy its obligations in respect of your Foreign Currency Notes in U.S. dollars.

  Uncertain Trading Markets
     The Company cannot assure you a trading market for your Notes will ever develop or be maintained. Many factors independent of the Company's creditworthiness affect the trading market. These factors include:

     - complexity and volatility of the index or formula applicable to the Notes,

     - method of calculating the principal, premium and interest in respect of the Notes,

     - time remaining to the maturity of the Notes,

     - outstanding amount of the Notes,

     - redemption features of the Notes,

     - amount of other debt securities linked to the index or formula applicable to the Notes, and

     - level, direction and volatility of market interest rates generally.

     In addition, certain Notes have a more limited trading market and experience more price volatility because they were designed for specific investment objectives or strategies. There may be a limited number of buyers when you decide to sell such Notes. This may affect the price you receive for such Notes or your ability to sell such Notes at all. You should not purchase Notes unless you understand and know you can bear the foregoing investment risks.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities in the accompanying Prospectus. Capitalized terms used but not defined herein have the meanings assigned to such terms in the accompanying Prospectus and the Indenture (as defined below). The following description of the Notes will apply to all Notes, unless otherwise specified in an accompanying Pricing Supplement (each, a "Pricing Supplement").

GENERAL

     The Notes offered hereby will be issued under the Indenture, dated as of December 20, 1996 (the "Indenture"), between the Company and Citibank, N.A. as Trustee (the "Trustee"). The Indenture does not limit the amount of other debt that may be incurred by the Company under the Indenture or otherwise.

     The Notes constitute a single series of Debt Securities under the Indenture and are currently limited to an aggregate initial offering price of U.S. $1,225,000,000 (including, in the case of Notes denominated in foreign currencies or currency units (each, a "Specified Currency") as may be designated at the time of offering ("Foreign Currency Notes"), the equivalent thereof at the Market Exchange Rate on the applicable trade dates, in a Specified Currency), subject to reduction as the result of the sale by the Company of other Debt Securities. The "Market Exchange Rate" for any Specified Currency means the noon buying rate in The City of New York for cable transfers for such Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York. The following description of the particular terms of the Notes applies to definitive Notes and to any permanent Global Note or Notes representing Book-Entry Notes, but may not apply to Book-Entry Notes in certain cases. For a description of special provisions that apply to Book-Entry Notes, see "Book-Entry Notes" below.

     The Notes will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

     Each Note will mature on a Market Day 9 months or longer from its Issue Date, as selected by the initial purchaser and agreed to by the Company, as specified in the applicable Pricing Supplement.

     The Notes will be issuable only in fully registered form, and the Notes, other than Foreign Currency Notes, will be issuable only in denominations of U.S. $1,000 and integral multiples of U.S. $1,000 in excess thereof. For a description of the denominations of Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes" below.

     The Notes may be issued as Original Issue Discount Notes. An "Original Issue Discount Note" is a Note, including any Zero-Coupon Note, which is issued at a price lower than the amount payable at the Stated Maturity thereof and which provides that upon redemption or acceleration of the Maturity thereof an amount less than the principal amount payable at the Stated Maturity thereof and determined in accordance with the terms thereof shall become due and payable. A "Zero Coupon Note" means a Note that does not bear interest prior to Maturity. Original Issue Discount Notes, as well as certain other Notes offered hereunder, may, for United States Federal income tax purposes, be considered "Discount Notes." The principal United States Federal income tax consequences of the ownership of Discount Notes will be described in the applicable Pricing Supplement issued in connection with any Discount Notes.

     The Notes may be issued as Notes as to which the principal amount payable at Maturity is determined with reference to an index ("Indexed Notes"), as set forth in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at Maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal, premium or interest payable in respect of such Notes, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note, any risk factors, and certain additional tax considerations will be described in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of and any premium and interest on such Notes will be made in U.S. dollars in the manner described in this Prospectus Supplement and in the accompanying Prospectus under the caption "Description of Debt Securities." If any of the Notes are to be denominated in a Specified Currency, additional information pertaining to the terms of such Notes and other matters of interest to the holders thereof, including any risk factors, will be described in the applicable Pricing Supplement. See "Special Provisions Relating to Foreign Currency Notes" and "United States Income Tax Consequences" below.

     Unless otherwise specified in the applicable Pricing Supplement, payments of principal of and any premium and interest payable at Maturity on a Note denominated in U.S. dollars will be made in immediately available funds at the Corporate Trust Office of Citibank N.A., as Paying Agent, in the Borough of Manhattan, The City of New York, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. With respect to payments on Foreign Currency Notes at Maturity, see "Special Provisions Relating to Foreign Currency Notes" below.

     The Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of Citibank, N.A., as Security Registrar, in the Borough of Manhattan, The City of New York.

     The Notes are subject to defeasance by the Company if certain conditions are satisfied. Any such defeasance would likely result in a taxable event. See "Description of Debt Securities-Defeasance of the Indenture and Debt Securities" in the accompanying Prospectus.

     For a description of the rights attaching to each series of Debt Securities under the Indenture, see "Description of Debt Securities" in the accompanying Prospectus.

REDEMPTION AT THE OPTION OF THE COMPANY

     Unless otherwise specified in the applicable Pricing Supplement, a Note will not be subject to any sinking fund. The applicable Pricing Supplement will indicate if a Note will be redeemable prior to Maturity and the terms on which such Note will be redeemable at the option of the Company. If so specified, a Note will be subject to redemption at the option of the Company on and after a specified date prior to its Stated Maturity in whole or from time to time in part in increments of U.S. $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at a specified price or prices (which may include a premium), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture.

REPAYMENT AT THE NOTEHOLDERS' OPTION; REPURCHASES BY THE COMPANY

     The applicable Pricing Supplement will indicate if a Note will be repayable at the option of the holder thereof on a date specified prior to Maturity, and, unless otherwise specified in the Pricing Supplement, such Note shall be repayable at a price equal to 100% of the principal amount thereof, together with unpaid interest accrued to the date of repayment. On and after such date of repayment, interest will cease to accrue on such Note or any portion thereof tendered for repayment. On or before such date of repayment, the Company shall deposit with the Trustee or a Paying Agent money sufficient to pay the principal of and any accrued interest on such Note to be tendered for repayment.

     In order for such a Note to be repaid, the Paying Agent must receive at least 30 days but not more than 45 days prior to the repayment date (i) such Note with the form entitled "Option to Elect Repayment" on the reverse of such Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, the National Association of Securities Dealers, Inc., the Depositary (as hereinafter defined) or a commercial bank or trust company in the United States setting forth the name of the holder of such Note, the principal amount of such Note, the principal amount of such Note to be repaid, the certificate number or a description of the tenor and terms of such Note, a statement that the option to elect repayment is being exercised thereby, and a guarantee that such Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of such Note, will be received by the Paying Agent not later than the fifth Market Day after the date of such telegram, telex, facsimile transmission or letter; provided, however, such telegram, telex, facsimile transmission or letter shall only be effective if such Note and duly completed form are received by the Paying Agent by such fifth Market Day. Unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the holder of a Note will be irrevocable unless waived by the Company. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note, but in that event, the principal amount of the Note remaining outstanding after repayment must be in an authorized denomination and the denomination or denominations of the Note or Notes to be issued to the holder for the portion of the principal amount of such Note surrendered that is not to be repaid must be specified.

     If a Note is represented by a Global Note, the Depositary's nominee will be the sole holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other participant or indirect participant (as defined below) through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers. Accordingly, each beneficial owner should consult the broker or other direct participant or indirect participant through which it holds an interest in a Note in order to ascertain the deadline by which such instruction must be given in order for timely notice to be delivered to the Depositary.

     If applicable, the Company will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if required, and will file Schedule 13E-4 or any other schedule, if required, and comply with any other applicable securities laws or regulations in connection with any such repayment.

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Trustee for cancellation.

INTEREST

     Each Note, except a Zero-Coupon Note, will bear interest from and including its Issue Date or from and including the most recent Interest Payment Date with respect to which interest on such Note (or any predecessor Note) has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate index specified in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest will be payable in arrears on each Interest Payment Date and at Maturity. Interest will be payable generally to the Person in whose name a Note (or any predecessor Note) is registered at the close of business on the Regular Record Date next preceding each

Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the Person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the second Interest Payment Date following the Issue Date of such Note to the registered owner on the Regular Record Date immediately preceding such Interest Payment Date. Each date on which interest is payable on a Note is referred to herein as an "Interest Payment Date", except that the Maturity of a Fixed Rate Note will not necessarily be an Interest Payment Date.

     Each Note, except a Zero-Coupon Note, will bear interest at either (a) a fixed rate or rates (a "Fixed Rate Note") or (b) a variable rate determined by reference to an interest rate index (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread (as defined below) or multiplying by the Spread Multiplier (as defined below), unless otherwise indicated in the applicable Pricing Supplement. Holders of Zero-Coupon Notes will receive no periodic payments of interest on such Notes.

     Interest rates or interest rate indices are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

     In addition to any maximum interest rate which may be applicable to any Note, the interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

FIXED RATE NOTES

     The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Note. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes will be May 1 and November 1 of each year and at Maturity, and the Regular Record Dates for Fixed Rate Notes will be the April 15 or October 15, as the case may be, next preceding the May 1 and November 1 Interest Payment Dates. Unless otherwise indicated in the applicable Pricing Supplement, interest payments for Fixed Rate Notes shall be the amount of interest accrued to but excluding the relevant Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Market Day, the required payment of principal, premium, if any, or interest will be made on the next succeeding Market Day with the same force and effect as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity, as the case may be, to the date of such payment on the next succeeding Market Day.

FLOATING RATE NOTES

     The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate index for such Floating Rate Note. Such index may be:
(a) the Commercial Paper Rate, in which case such Note will be a "Commercial Paper Rate Note"; (b) LIBOR, in which case such Note will be a "LIBOR Note"; (c) the Treasury Rate, in which case such Note will be a "Treasury Rate Note"; (d) the CD Rate, in which case such Note will be a "CD Rate Note"; (e) the Federal Funds Effective Rate, in which case such Note will be a "Federal Funds Rate Note"; (f) the Prime Rate, in which case such Note will be a "Prime Rate Note";
(g) the CMT Rate, in which case such Note will be a "CMT Rate Note"; or (h) such other interest rate index as is set forth in such Pricing Supplement. The applicable Pricing Supplement for a Floating Rate Note also will specify the Spread or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to such Note. "Spread" means the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for a particular Floating Rate Note and "Spread Multiplier" means the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for a particular Floating Rate Note. In addition, such Pricing Supplement will particularize for each Floating Rate Note the following terms, if applicable: Calculation Dates; Initial Interest Rate; Interest Payment Dates; Regular Record Dates; Index Maturity; Interest Determination Dates; and Interest Reset Dates (each as defined below). If one or more of the applicable interest rate bases is (i) LIBOR, the applicable Pricing Supplement will also specify (x) whether such rate will be determined based upon either LIBOR Reuters or LIBOR Telerate, (y) the Designated LIBOR Page, and (z) the Index Currency; or (ii) the CMT Rate, the applicable Pricing Supplement will also specify the Designated CMT Telerate Page and Designated CMT Maturity Index, as such terms are defined below. "Calculation Date", where applicable, means the date by which the Calculation Agent is to calculate the interest rate for a Floating Rate Note which shall be the earlier of (i) the tenth calendar day after the related Interest Determination Date, or if any such day is not a Market Day (as defined below), the next succeeding Market Day and (ii) the Market Day preceding the applicable Interest Payment Date or Maturity, as the case may be. "Market Day" means (a) with respect to any Note, any day that is not a Saturday or Sunday and that, in The City of New York, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close, (b) with respect to LIBOR Notes only, any such day on which dealings in deposits in U.S. dollars are transacted in the London interbank market (a "London Market Day"), (c) with respect to Foreign Currency Notes only, other than Notes denominated in Euro, any day that, in the Principal Financial Center (as defined below) of the country of the Specified Currency or, with respect to Foreign Currency Notes denominated in European Currency Units, Brussels, is not a day on which banking institutions generally are authorized or obligated by law to close and (d) with respect to Notes denominated in Euro, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer ("TARGET") System is open. "H.15 Daily Update" means the daily update of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/H15/update or any successor site or publication. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate index is based, as indicated in the applicable Pricing Supplement. "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System. "Principal Financial Center" means
(i) the capital city of the country issuing the Specified Currency (except as described above with respect to European Currency Units) or (ii) the capital city of the country to which the Designated LIBOR Currency relates (or, in the case of European Currency Units, Luxemburg), as applicable, except, in the case of (i) or (ii) above, that with respect to U.S. dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, Milan (solely in the case of the Specified Currency) and Zurich, respectively.

     If a Floating Rate Note is designated in the applicable Pricing Supplement as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at a floating interest rate equal to a fixed interest rate minus the rate determined by reference to the applicable interest rate index (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the Issue Date to the initial Interest Reset Date will be the Initial Interest Rate.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each, an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be as follows: in the case of Floating Rate Notes which reset daily, each Market Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year which are six months apart, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the Issue Date of a Floating Rate Note (or any predecessor Note) to the first Interest Reset Date will be the Initial Interest Rate (as defined below and as set forth in the applicable

Pricing Supplement). If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day, the Interest Reset Date for such Floating Rate Note shall be the next succeeding Market Day, except that in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day. "Initial Interest Rate" means the rate at which a Floating Rate Note will bear interest from its Issue Date to the first Interest Reset Date, as indicated in the applicable Pricing Supplement.

     The Interest Determination Date pertaining to an Interest Reset Date for
(a) a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), (b) a CD Rate Note (the "CD Interest Determination Date"), (c) a Federal Funds Rate Note (the "Federal Funds Interest Determination Date"), (d) a Prime Rate Note (the "Prime Interest Determination Date") or (e) a CMT Rate Note (the "CMT Rate Interest Determination Date") will be the second Market Day preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Market Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Market Day immediately following such auction date.

     A Floating Rate Note may have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period.

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, the Interest Payment Dates for Floating Rate Notes will be, in the case of Floating Rate Notes that reset daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of the two months of each year that are six months apart specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement, and in each case, at Maturity. If an Interest Payment Date with respect to any Floating Rate Note (other than an Interest Payment Date occurring at Maturity) would otherwise be a day that is not a Market Day, such Interest Payment Date will be the next succeeding Market Day, except that in the case of a LIBOR Note, if such day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Market Day. The "Regular Record Date" with respect to Floating Rate Notes shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Market Day. If the Maturity of a Floating Rate Note falls on a day that is not a Market Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Market Day with the same force and effect as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity to the date of such payment on the next succeeding Market Day.

     Unless otherwise indicated in the applicable Pricing Supplement, interest payments for a Floating Rate Note shall be the amount of interest accrued from and including each Interest Payment Date (or from and including the Issue Date in the case no interest has been paid) to, but excluding, the next succeeding Interest Payment Date or Maturity, as the case may be.

     Accrued interest on any Floating Rate Note from its Issue Date or from the last date to which interest has been paid or duly provided for is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from and including the Issue Date or from and including the last date to which interest has been paid or duly provided for, as the case may be, to but excluding the date for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such date by 360, in the case of Commercial Paper Rate Notes, LIBOR Notes, CD Rate Notes, Federal Funds Rate Notes and Prime Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes.

     Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544%
(or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

     Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if then determined, the interest rate which will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. The "Calculation Agent" means the agent appointed by the Company to calculate interest rates for Floating Rate Notes. Unless otherwise provided in an applicable Pricing Supplement, the Calculation Agent will be Citibank, N.A.

COMMERCIAL PAPER RATE NOTES

     Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate quoted on a discount basis on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper -- Nonfinancial." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate shall be the rate set forth in the H.15 Daily Update for that day under the heading "Commercial Paper-Nonfinancial" in respect of commercial paper having the Index Maturity specified in the applicable Pricing Supplement. If such rate is neither published in H.15(519) or in the H.15 Daily Update by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Interest Determination Date will be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, on that Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for a non-financial entity whose senior unsecured bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                      D X 360
              Money Market Yield =
                                  -------------------------- X 100

                                   360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

LIBOR NOTES

     Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

          (i) With respect to any LIBOR Interest Determination Date, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is provided as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the arithmetic mean of the rates for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     "Index Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page or such service (or any successor service)) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on Dow Jones Markets Limited (or any successor service) on page 3750 if the U.S. dollar is the Index Currency or with respect to any other Index Currency, on the page specified in such Pricing Supplement (or any other page as may replace such page or such service (or any successor service)) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

TREASURY RATE NOTES

     Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate from the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement as such rate appears on either the Telerate Page 56 or the Telerate Page 57 under the heading "AVGE INVEST YIELD" or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. If the results of the auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers (which may include any of the Agents or their affiliates; each, a "Reference Dealer") selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the Reference Dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Treasury Interest Determination Date.

CD RATE NOTES

     Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable U.S. dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary market)." If such rate is not so published by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate will be the rate on such CD Interest Determination Date for negotiable U.S. dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in the H.15 Daily Update. If such rate is neither published in H.15(519) or in the H.15 Daily Update by 3:00 P.M., New York City time, on the related Calculation Date, the CD Rate on such CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (which may include any of the Agents or their affiliates) selected by the Calculation Agent for negotiable U.S. dollar certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable U.S. dollar certificates of deposit) with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such CD Interest Determination Date.

FEDERAL FUNDS RATE NOTES

     Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Effective Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Effective Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on that date for Federal Funds having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Federal Funds (Effective)." If such rate is not so published by 9:00 A.M., New York City time, on the related Calculation Date, then the Federal Funds Effective Rate will be the rate on such Federal Funds Interest Determination Date as published in the H.15 Daily Update under the heading "Federal Funds (Effective)." If such rate is neither published in H.15(519) or in the H.15 Daily Update by 3:00 P.M. New York City time, on the related Calculation Date, then the Federal Funds Effective Rate on such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates as of 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York (which may include any of the Agents or their affiliates) selected by the Calculation Agent; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Effective Rate will be the Federal Funds Effective Rate in effect on such Federal Funds Interest Determination Date.

PRIME RATE NOTES

     Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate on such date as is published in H.15(519) under the heading "Bank Prime Loan." If the rate is not published prior to 9:00 a.m., New York City time, on the related Calculation Date, then the Prime Rate will be the rate on such Prime Interest Determination Date as published in the H.15 Daily Update opposite the caption "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, in either H.15(519) or the H.15 Daily Update, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or any successor service) or such other page as may replace the USPRIME1 Page on the Reuters Monitor Money Rates Service (or any successor service) for the purpose of displaying prime rates or base lending rates of major United States banks.

CMT RATE NOTES

     Each CMT Rate Note will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the

Designated CMT Telerate Page is 7051, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or month, as applicable, in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three Reference Dealers in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement and in an amount that is representative for a single transaction in that market at that time. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity and will use such quotations to calculate the CMT Rate as set forth above.

     "Designated CMT Telerate Page" means the display on Telerate (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service (or any successor service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either one, two, three, five, seven, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

BOOK-ENTRY NOTES

     Upon issuance, all Notes represented by one or more Global Notes ("Book Entry Notes") of like tenor and having the same Issue Date will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (the "Global Notes"). Each Global Note representing Book-Entry Notes will be deposited with the Trustee, as custodian for, and registered in the name of, a nominee of The Depository Trust Company, as Depositary (the "Depositary"), located in the Borough of Manhattan, The City of New York.

     Ownership of beneficial interests in Book-Entry Notes will be limited to persons who have accounts with the Depositary ("participants") or persons who hold interests through participants. Ownership of beneficial interests in Book-Entry Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to persons other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer Book-Entry Notes.

     So long as the Depositary, or its nominee, is the registered owner or holder of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the Depositary's applicable procedures, in addition to those provided for under the Indenture.

     The Company has been advised by the Depositary that upon the issuance of Global Notes representing Book-Entry Notes, and the deposit of such Global Notes with the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the Book-Entry Notes represented by such Global Notes to the accounts of participants. The accounts to be credited shall be designated by the soliciting Agent, or by the Company, if such Notes are offered and sold directly by the Company.

     Payments of principal of and any premium and interest on Book-Entry Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner thereof. Such payments to the Depositary or its nominee, as the case may be, will be made in immediately available funds at the offices of Citibank, N.A., as Paying Agent, in the Borough of Manhattan, The City of New York, provided that, in the case of payments of principal and any premium, the Global Notes are presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. None of the Company, the Trustee or the Paying Agent or any agent of the Company, the Trustee or the Paying Agent will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to or payments made on account of Book-Entry Notes or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such Book-Entry Notes.

     The Company expects that the Depositary or its nominee upon receipt of any payment of principal of or any premium or interest in respect of a Global Note will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in Book-Entry Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of such participants.

     Transfers between participants in the Depositary will be effected in the ordinary way in accordance with the Depositary's rules and will be settled in same-day funds.

     The Company expects that the Depositary will take any action permitted to be taken by a holder (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account or accounts the Depositary's interests in a Global Note are credited and only in respect of such portion of the aggregate principal amount of the Note as to which such participant or participants has or have given such direction. However, if there is an Event of Default (or event which, after giving of notice or passage of time would constitute an Event of Default) under the Notes, the Depositary will exchange the applicable Global Note for definitive Notes, which it will distribute to its participants.

     The Company understands that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among participants through electronic book-entry changes in accounts of its participants and certain other organizations, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations, some of whom (or their representatives) own interests in the Depositary. Indirect access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although the Depositary is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by the Depositary or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     The Global Notes representing Book-Entry Notes may not be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depository, or by the Depository or such nominee to a successor of the Depositary or a nominee of such successor.

     The Global Notes representing Book-Entry Notes are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days,
(y) the Company in its sole discretion determines that such Book-Entry Notes shall be exchangeable for definitive Notes in registered form or (z) any event shall have happened and be continuing which, after notice or lapse of time, or both, would become an Event of Default with respect to the Notes. Any Global Note representing Book-Entry Notes that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in denominations of U.S. $1,000 and integral multiples of U.S. $1,000 in excess thereof, or, in the case of Foreign Currency Notes, in the denominations indicated in the applicable Pricing Supplement. Upon the exchange of a Global Note for definitive Notes, such Global Note shall be canceled by the Trustee and the definitive Notes shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its participants, any indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such definitive Notes to the persons in whose names such Notes are so registered and shall recognize such persons as the holders thereof.

     Except as provided above, owners of Book-Entry Notes will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no Global Note representing Book-Entry Notes shall be exchangeable, except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a Book-Entry Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under such Global Note or the Indenture. The Indenture provides that the Depositary, as a holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or an owner of a Book-Entry Note desires to give or take any action a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants owning the relevant Book-Entry Notes to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

  General

     The following provisions which apply to Foreign Currency Notes supplement the description of general terms and provisions of Debt Securities set forth in the accompanying Prospectus and elsewhere in this Prospectus Supplement. For a description of certain risks associated with Foreign Currency Notes, see "Certain Risk Factors."

     The authorized denominations for particular Foreign Currency Notes will be indicated in the applicable Pricing Supplement.

     Specific information pertaining to the foreign currency or currency unit in which a particular Foreign Currency Note is denominated, including historical exchange rates, risk factors and a description of the currency or currency unit and any exchange controls, will be described in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the Specified Currency. If requested on or prior to the fifth Market Day preceding the date of delivery of the Notes, or by such other day as determined by the Agent who presented such offer to purchase Notes to the Company, such Agent is prepared to arrange for the conversion of U.S. dollars into the Specified Currency to enable the purchasers to pay for the Notes. Each such conversion will be made by such Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Foreign Currency Notes.

PAYMENT OF PRINCIPAL, PREMIUM AND INTEREST

     The principal of and any premium and interest on Foreign Currency Notes are payable by the Company in U.S. dollars, except as provided below. Unless otherwise specified in the applicable Pricing Supplement, the Exchange Rate Agent (as defined below) will obtain the quotations necessary to convert the amount of all payments of principal of and any premium and interest on Foreign Currency Notes from the Specified Currency to U.S. dollars. Unless otherwise specified in the applicable Pricing Supplement, however, the holder of a Foreign Currency Note may elect to receive such payments in the Specified Currency as described below.

     Any U.S. dollar amount to be received by a holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Market Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the holder of the Foreign Currency Note by deductions from such payments. "Exchange Rate Agent" means the agent appointed by the Company to obtain the quotations necessary to convert the amount of principal and any premium and interest payments on Foreign Currency Notes from the Specified Currency into U.S. dollars. Unless otherwise indicated in the applicable Pricing Supplement, the Exchange Rate Agent will be Citibank, N.A.

     Unless otherwise specified in the applicable Pricing Supplement, a holder of a Foreign Currency Note may elect to receive payment of the principal of and any premium and interest on such Note in the Specified Currency by filing a written request, signature guaranteed, for such payment at the Corporate Trust Office of Citibank, N.A., as Paying Agent, in the Borough of Manhattan, The City of New York, on or prior to the Regular Record Date or at least sixteen days prior to Maturity, as the case may be. A holder of a Foreign Currency Note may make such election with respect to all principal and any premium and interest payments and need not file a separate election for each payment. Such election will remain in effect until changed by written notice to the Paying Agent, but written notice of any such change must be received by the Paying Agent on or prior to the relevant Regular Record Date or at least sixteen days prior to Maturity, as the case may be. Any such election or change thereof will be deemed to be made for all Foreign Currency Notes denominated in such Specified Currency which are registered in the name of such holder, unless such holder specifies in such written request the particular Foreign Currency Notes with regard to which such election or change thereof shall not apply. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

     Except as described below, principal of and any premium and interest on Foreign Currency Notes paid in U.S. dollars will be paid in the manner specified in the accompanying Prospectus and this Prospectus Supplement for principal of and any premium and interest on Notes denominated in U.S. dollars, and principal of and any premium and interest on Foreign Currency Notes paid in a Specified Currency will be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. All checks payable in a Specified Currency will be drawn on a bank office located outside the United States. In addition, payments in U.S. dollars of principal of and any premium and interest on a Foreign Currency Note in which the equivalent of U.S. $10,000,000 or more has been invested may, at the request of the holder thereof, be made in immediately available funds at the Corporate Trust Office of Citibank, N.A., as Paying Agent, in the Borough of Manhattan, The City of New York, provided that, in the case of payments of principal and any premium, such
Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Also, payments in a Specified Currency of principal of and any premium and interest on a Foreign Currency Note in which the equivalent of U.S. $10,000,000 or more has been invested may, at the request of the holder thereof, be made by wire transfer to an account with a bank located in the country of the Specified Currency, as shall have been designated on or prior to the relevant Regular Record Date or at least sixteen days prior to Maturity, as the case may be, provided that, in the case of payments of principal and any premium, the Note is presented at the Corporate Trust Office of Citibank, N.A., as Paying Agent, in the Borough of Manhattan, The City of New York in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Any request of a holder in accordance with this paragraph must be transmitted to the Paying Agent on or prior to the relevant Regular Record Date or at least sixteen days prior to Maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. Such holder may make such election for all principal and any premium and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Paying Agent, but written notice of any such revocation must be received by the Paying Agent on or prior to the relevant Regular Record Date or at least sixteen days prior to Maturity, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, a beneficial owner of a Global Note or Notes representing Book-Entry Notes denominated in a Specified Currency that elects to receive payments of principal, premium or interest in such Specified Currency must notify the participant through which its interest is held on or prior to the applicable Record Date, in the case of a payment of interest, and at least sixteen days prior to Maturity, in the case of a payment of principal or premium, of such beneficial owner's election to receive such payment in such Specified Currency. Such participant must notify the Depositary of such election on or prior to the third Market Day after such Record Date or at least twelve days prior to Maturity, as the case may be, and the Depositary will notify the Paying Agent of such election on or prior to the fifth Market Day after such Record Date or at least ten days prior to the Maturity Date, as the case may be. If complete instructions are received by the participant from the beneficial owner and forwarded by the participant to the Depositary, and by the Depositary to the Paying Agent, on or prior to such dates, then such beneficial owner will receive payments in the applicable Specified Currency.

PAYMENT CURRENCY

     If a Specified Currency is not available for the payment of principal or any premium or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond the control of the Company or is no longer used by the government of the country issuing such Specified Currency for the settlement of transactions by public institutions of or within the international business community, the Company will be entitled to satisfy its obligations to holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the Market Exchange Rate two Market Days prior to the date of such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate.

     If payment in respect of a Foreign Currency Note is required to be made in any currency unit, and such currency unit is unavailable due to the imposition of exchange controls or is no longer used by the monetary authority issuing such currency unit or other circumstances beyond the reasonable control of the Company, the Company will be entitled to satisfy its obligations to the holder of such Foreign Currency Note by making such payment in U.S. dollars. The amount of each payment in U.S. dollars shall be computed by the Exchange Rate Agent on the basis of the equivalent of the currency unit in U.S. dollars. The component currencies of the currency unit for this purpose (collectively, the "Component Currencies" and each, a "Component Currency") shall be the currency amounts that were components of the currency unit as of the last day on which the currency unit was used. The equivalent of the currency unit in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Component Currencies. The U.S. dollar equivalent of each of the Component Currencies shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Pricing Supplement.

     If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

     Any payment made in U.S. dollars under such circumstances where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default under the Indenture with respect to the Notes.

     All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Foreign Currency Notes.

                     UNITED STATES INCOME TAX CONSEQUENCES

     The following is a summary of the material United States Federal income tax consequences resulting from the ownership of Notes by a taxpayer generally subject to United States income taxation. This summary deals only with Notes denominated in United States dollars and held as capital assets. If the Company offers Notes denominated in a foreign or composite currency, the Pricing Supplement accompanying such offering will discuss the United States Federal income tax issues relating to foreign currency transactions. This summary also does not deal with original issue discount. If the Company offers Notes with original issue discount, the Pricing Supplement accompanying such offering will discuss the United States Federal income and withholding tax consequences of original issue discount. Finally, this summary does not deal with special tax situations, such as dealers in securities or currencies, Notes held as a hedge against currency risks or as part of a straddle with other investments, or situations in which the functional currency of the taxpayer is not U.S. dollars.

     This summary does not purport to consider all the possible tax consequences of the purchase, ownership or disposition of the Notes, and it is not intended to address the individual tax position of any holder. The summary is based upon the United States Federal income tax laws as now in effect and as currently interpreted. This summary does not take into account possible changes in such tax laws or interpretations

(which could have retroactive effect) and does not include any description of the tax laws of any state or local government, or of any foreign government, that may be applicable to the Notes or the holders thereof.

     Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the United States Federal tax laws to their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PAYMENTS OF INTEREST

     Interest on a Note will be taxable to a United States Holder as ordinary interest income at the time it accrues or is paid, in accordance with such holder's method of accounting for tax purposes. As used herein, a "United States Holder" means a beneficial owner of a Note that is (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source or (iv) a trust the administration over which a United States court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control.

SALE, EXCHANGE AND RETIREMENT OF NOTES

     Upon sale, exchange or retirement of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement of the Note and such holders' adjusted tax basis in the Note. Such gain or loss will be capital gain or loss, assuming the
Note is a capital asset in the hands of such holder, and will be a long-term capital gain or loss if such holder has held the Note for more than one year. The deductibility of capital losses is subject to a number of limitations.

     A United States Holder who was not an original purchaser would generally be treated in the same manner as an original purchaser. However, if such a United States Holder has a tax basis in the Note that is less than its principal amount, the Note may be considered to be a "market discount note". As a result, a portion of the United States Holder's gain on the sale, exchange or retirement of the Note may be treated as ordinary income and the United States Holder may not be allowed to deduct currently a portion of the interest paid on any indebtedness incurred to purchase or to carry such Note.

NON-UNITED STATES HOLDERS

     Under the United States Federal income tax laws as in effect on the date of this Prospectus Supplement, and subject to the discussion of backup withholding below, payments of principal (and premium, if any) and interest, including original issue discount, by the Company or its agent (acting in its capacity as such) to any holder of a Note who was not a United States Holder (a "Non-United States Holder") will not be subject to United States Federal withholding tax; provided, in the case of interest, including original issue discount, (i) such Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such Non-United States Holder is not a controlled foreign corporation for United States Federal income tax purposes that is related to the Company through stock ownership, and (iii) either (A) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is a Non-United States Holder and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Note on behalf of a beneficial owner certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Company or its agent with a copy thereof. Under recently finalized Treasury Regulations (the "Final Regulations"), the certification requirements described above may also be satisfied with other documentary evidence for interest paid after December 31, 1999 through certain foreign intermediaries.

     If a Non-United States Holder is engaged in a trade or business in the United States and interest, including original issue discount, on the Note is effectively connected with the conduct of such trade or business, such Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraph, may be subject to United States Federal income tax on such interest and original issue discount in the same manner as if it were a United States Holder. In lieu of the certification described in the preceding paragraph, such a Non-United States Holder must provide the Company or its agent with a properly executed Internal Revenue Service Form 4224 to claim an exemption from United States Federal withholding tax. However, such a Non-United States Holder of a Note may still be required to provide the certification described in the preceding paragraph in order to obtain an exemption from backup withholding, as discussed below.

     Any capital gain realized upon sale, exchange or retirement of a Note by a Non-United States Holder will not be subject to United States Federal income or withholding taxes if (i) such gain is not effectively connected with a United States trade or business of such Non-United States Holder, and (ii) in the case of an individual, such Non-United States Holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement of the Note and certain other requirements are met.

     Notes held by an individual who is a Non-United States Holder at the time of such individual's death will not be subject to United States Federal estate tax if the income from such Notes was not or would not have been effectively connected with a United States trade or business of such individual and such individual qualified for the exemption from United States Federal withholding tax (without regard to the certification requirements) that is described above.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The 31% "backup" withholding and information reporting requirements apply to certain payments of principal (and premium, if any) and interest on the Notes, and to certain payments of proceeds of the sale or redemption of the Notes, to certain noncorporate United States persons. The Company, its agent, a broker or any Paying Agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if the holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or otherwise to comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, all corporations and persons who are not United Stated persons) are not subject to the backup withholding and reporting requirements.

     Under current United States Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a holder of a Note with respect to which the holder has provided the required certification that it is a Non-United States Holder under penalties of perjury as set forth in clause (iii) in the first paragraph under "Non-United States Holders", or has otherwise established an exemption (provided that neither the Company nor such agent has actual knowledge that the holder is a United States Holder or that the conditions of any exemption are not in fact satisfied).

     Payment of the proceeds from the sale of a Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States Federal income tax purposes or a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a United States trade or business or, for payments made after December 31, 1999, a foreign partnership, in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or which is engaged in a trade or business in the United States, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Payment of the proceeds from a sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund of or a credit against such holder's United States Federal income tax if the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Under the provisions of a Distribution Agreement, dated October 19, 1998 (the "Distribution Agreement"), the Notes are offered on a continuing basis by the Company through Salomon Smith Barney Inc., Chase Securities Inc., Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., and Morgan Stanley & Co. Incorporated, as agents (the "Agents"), each of which has agreed to use its best efforts to solicit purchases of the Notes. The Company also may sell Notes to an Agent, as principal, for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of such resale or at a fixed public offering price set forth in the applicable Pricing Supplement, as determined by such Agent. The Company reserves the right to sell Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so. Direct sales by the Company (other than the Agents) shall be made only to parties which are not brokers and which are purchasing for investment purposes and not for resale or to additional agents other than the Agents on terms and conditions substantially identical to those contained in the Distribution Agreement. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, without notice to the Company, to reject any proposed purchase of Notes through it in whole or in part. Payment of the purchase price of Notes will be required to be made in immediately available funds in The City of New York. The Company will pay each Agent a commission in the form of a discount ranging from .125% to .750% of the principal amount of Notes sold through such Agent depending upon the maturity of such Notes. Commissions on Notes with a Stated Maturity of greater than 30 years will be reported at the time of sale. No commission will be payable on any sale made directly by the Company. In the event of purchases of Notes by the Agents as principal for resale to investors at a fixed price or prices, such purchases will, unless otherwise provided in the applicable pricing supplement, be at the public offering price less a discount ranging from .125% to .750% depending upon Note maturity and negotiations between the Company and the relevant Agent.

     Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 (the "Act"). The Company has agreed to indemnify each Agent against and contribute toward certain liabilities, including liabilities under the Act, and will reimburse those Agents for certain expenses.

     In connection with certain offerings of the Notes, the Agents may engage in overallotment, stabilizing transactions and short covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the Agents. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Short covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and short covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

     Notes will not be listed on any securities exchange and will not have an established trading market when issued. Each Agent may make a market in the Notes, but such Agent is not obligated to do so and may discontinue market-making at any time without notice. There can be no assurance that the Notes offered by this Prospectus supplement will be sold or that there will be a secondary market for the Notes.

     Each Agent and/or its affiliates engages in investment banking and/or commercial banking transactions with and performs services for the Company or one or more of its affiliates from time to time in the ordinary course of business. William H. Gray III, a director of the Company, is also a director of The Chase Manhattan Corporation and The Chase Manhattan Bank, which are affiliates of Chase Securities Inc.

                                 LEGAL OPINIONS

     The validity of the Notes offered hereby will be passed on for the Company by Richard J. Ressler, Esq., Assistant General Counsel of the Company, and for the Agents by Cravath, Swaine & Moore. Cravath, Swaine & Moore has from time to time acted as New York counsel for the Company and its affiliates.

                        [UNION PACIFIC CORPORATION LOGO]

                                 $1,450,000,000

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                              SECURITIES WARRANTS
                             ---------------------
     Union Pacific Corporation (the "Company") may issue from time to time, together or separately (i) its debt securities (the "Debt Securities"), which may be either senior ("Senior Securities") or subordinated ("Subordinated Securities") and which may be convertible into or exchangeable for shares of common stock, par value $2.50, of the Company (the "Common Stock"), shares of preferred stock, no par value, of the Company (the "Preferred Stock"), or other Debt Securities; (ii) warrants to purchase Debt Securities (the "Debt Warrants"); (iii) Preferred Stock, which may be convertible into or exchangeable for shares of Common Stock or shares of Preferred Stock or Debt Securities; (iv) warrants to purchase shares of Preferred Stock (the "Preferred Stock Warrants") and (v) Common Stock issuable upon the conversion or exchange of Debt Securities or Preferred Stock offered hereunder, to the extent such Debt Securities or Preferred Stock are, by their terms, convertible into or exchangeable for shares of Common Stock, in amounts, at prices and on terms to be determined by market conditions at the time of offering. The Debt Warrants and Preferred Stock Warrants are collectively referred to herein as the "Securities Warrants" and the Debt Securities, Preferred Stock, Common Stock and Securities Warrants are collectively referred to herein as the "Offered Securities".

     The Offered Securities may be issued in one or more series or issuances and will be limited to $1,450,000,000 in aggregate public offering price (or its equivalent, based on the applicable exchange rate, to the extent Debt Securities are issued for one or more foreign currencies or currency units). The Offered Securities may be sold for U.S. dollars, or any foreign currency or currencies or currency units, and the principal of, any premium on, and any interest on, the Debt Securities may be payable in U.S. dollars, or any foreign currency or currencies or currency units.

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denomination, initial offering price, maturity, premium (if any), interest rate (which may be fixed or floating), time of and method of calculating the payment of interest, if any, the currency in which principal, premium, if any, and interest, if any, are payable, any redemption or sinking fund terms, any terms for the conversion into or exchange for shares of Common Stock or Preferred Stock or other Debt Securities, terms of subordination of Subordinated Securities, and other specific terms; (ii) in the case of Preferred Stock, the specific designation, any dividend, liquidation, redemption, sinking fund, voting or other rights, time of payment of dividends, any terms for the conversion into or exchange for shares of Common Stock or shares of Preferred Stock or Debt Securities, the initial offering price and other specific terms; and (iii) in the case of Securities Warrants, the duration, initial offering price, exercise price, detachability thereof and other specific terms. The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
     The Offered Securities will be sold directly, through agents, dealers or underwriters as designated from time to time, or through a combination of such methods. If any agents of the Company or any dealers or underwriters are involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount will be set forth in or may be calculated from the Prospectus Supplement. The net proceeds to the Company from such sale will be the purchase price less such commission in the case of an agent, the purchase price in the case of a dealer, or the public offering price less such discount in the case of an underwriter and less, in each case, other attributable issuance expenses. See "Plan of Distribution".

                  THE DATE OF THIS PROSPECTUS IS JUNE 4, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial position, results of operations and other matters. Such reports and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of its Regional Offices, located at Northwest Atrium Center (Suite 1400), 500 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at prescribed rates. Such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

     The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference herein its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, its quarterly Report on form 10-Q for the quarter ended March 31, 1998 and its Current Reports on Form 8-K dated January 23, 1998, February 26, 1998, March 20, 1998, March 25, 1998,
March 31, 1998, April 1, 1998, April 23, 1998 and May 29, 1998 all of which have been previously filed with the Commission under File No. 1-6075, and the description of capital stock (including Common Stock) of the Company that is contained in the registration statement filed under the Exchange Act under File No. 1-6075, including all amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the Offered Securities offered hereby shall be deemed incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing such documents. Any statement contained herein, in a document incorporated or deemed to be incorporated by reference herein, or in the accompanying Prospectus Supplement, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the above documents incorporated or deemed to be incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests should be directed to:
Union Pacific Corporation, 1717 Main Street, Suite 5900, Dallas, Texas 75201-4605, Attention: Corporate Secretary (telephone 214-743-5600).

                                  RISK FACTORS

     Prospective purchasers of the Offered Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters.

RISK FACTORS RELATING TO THE COMPANY

CONGESTION AND SERVICE ISSUES; IMPACT ON RESULTS OF OPERATIONS

     In the third quarter of 1997, congestion began to have a serious adverse effect on the operations and earnings of Union Pacific Railroad Company ("UPRR"), the Company's principal rail subsidiary. System congestion started in and around Houston and the coastal areas of Texas and Louisiana (the "Gulf Coast region") and spread throughout the system as UPRR shifted resources to help mitigate the problem in the Gulf Coast region. The Company reported a decline in net income from continuing operations of approximately 41%, from $733 million for 1996 to $432 million for 1997. Moreover, the Company incurred a net loss of $152 million ($.62 per diluted share) in the fourth quarter of 1997 (which included a $40 million after-tax loss recognized in connection with Company's planned sale of Skyway Freight Systems, Inc. ("Skyway")) and a net loss of $62 million ($.25 per diluted share) in the first quarter of 1998. This decline in earnings was primarily the result of UPRR's service and congestion problems. The Company estimates that the combined effects of lost business, higher costs associated with system congestion, and costs associated with the implementation of the service recovery plan described below, alternate transportation and customer claims had a negative effect on net income for 1997 of approximately $450 million, after tax, and a negative effect on net income for the first quarter of 1998 of approximately $260 million, after tax. Although progress has been made in improving service, UPRR expects these problems to have an adverse impact on 1998 results and on May 28, 1998, the Company announced that it expected to report a loss from continuing operations in the second quarter.

     The Company has adopted certain measures to alleviate the congestion problems, including the implementation of a Service Recovery Plan (the "Plan") on October 1, 1997. The Plan focuses on reducing the number of cars on the system and restoring system velocity, which, in turn, results in more reliable service to customers. While the Company believes that it will ultimately be successful in alleviating the congestion-related problems experienced by UPRR and returning the Company to profitability, there can be no assurance that the recovery will not be delayed for a substantial period, which would have a continuing adverse effect on the Company's financial results, or that additional measures will not be necessary to resolve such problems. The timing of the Company's return to profitability will be determined by how rapidly it is able to eliminate congestion and return to normal operations throughout its system. As a result of recent operating losses at UPRR and in order to fund its capital program, the Company has incurred substantial incremental debt since December 31, 1997, and has obtained additional financing through a private placement of $1.5 billion of 6 1/4% preferred securities of Union Pacific Capital Trust, a statutory business trust sponsored by the Company, which securities are convertible into common stock of the Company at an initial conversion price of $68.90.

RAIL SERVICE PROCEEDINGS AND RELATED MATTERS

     UPRR is currently subject to an emergency service order issued by the Surface Transportation Board of the U.S. Department of Transportation (the "STB") on October 31, 1997, as an outgrowth of a proceeding initiated by the STB on October 2, 1997 to investigate rail service problems in the western United States. The original service order, which, among other things, imposed several temporary measures designed to reduce congestion on UPRR's lines in the Houston area, was modified and extended by a supplemental order dated December 4, 1997. On February 25, 1998, the STB, citing the gravity of UPRR's congestion problems and characterizing them as "not yet close to being resolved," further modified the emergency service order and extended it until August 2, 1998, the maximum period allowable under law for the original order. If the congestion problems persist, the STB may institute a new proceeding upon the expiration of the emergency service order in light of developments concerning UPRR's operations in 1998.

     On March 31, 1998, the STB initiated a proceeding under its continuing oversight jurisdiction with respect to the merger of Southern Pacific Transportation Company and its affiliated railroads ("Southern

Pacific") and UPRR, to consider proposals for new remedial conditions to the merger as they pertain to service in the Houston, Texas/Gulf Coast area. The proceeding was initiated in response to submissions by Texas Mexican Railway Company ("Tex Mex"), Kansas City Southern Railway Company ("KCS") and the Greater Houston Partnership ("GHP"), proposing that UPRR be directed to transfer certain lines and facilities in the Gulf Coast region to other rail carriers, that a "neutral" switching operation be established in the greater Houston area and that provisions in the STB's emergency service order that expanded Tex Mex's right to handle traffic to and from Houston be adopted permanently. The STB's decision announcing the proceeding established a procedural schedule for the submission of condition requests and supporting evidence, replies and rebuttal. Separately from this proceeding, a shortline railroad, the Arkansas, Louisiana and Mississippi Railroad ("AL&M"), has filed a request that an additional condition be imposed on the merger allowing the AL&M to interchange traffic with the Burlington Northern and Santa Fe Railway Company. There can be no assurance that the proposals advanced by Tex Mex, KCS, GHP or other parties in the remedial conditions proceeding or other condition requests such as the request of AL&M, will not be approved in some form.

SHIPPER CLAIMS

     Certain customers have submitted claims or stated their intention to submit claims to UPRR for damages related to the delay of shipments as a result of congestion problems, and certain customers have filed lawsuits seeking relief related to such delays. The nature of the damages sought by claimants includes, but is not limited to, contractual liquidated damages, freight loss or damage, alternative transportation charges, additional production costs, lost business and lost profits. In addition, some customers have asserted that they have the right to cancel contracts as a result of alleged material breaches of such contracts by UPRR. While the Company does not believe that such claims will have a material adverse effect on its consolidated financial condition, it is not possible to determine fully the effects of all asserted and unasserted claims. The Company expects additional claims by shippers. The Company will continue to evaluate the adequacy of its reserves for claims and expects to add to such reserves as appropriate.

SHAREHOLDER LITIGATION

     The Company and certain of its officers and directors are currently defendants in two purported class action securities lawsuits, and certain current and former directors of the Company are currently defendants in a purported derivative action filed on behalf of the Company. The class action suits allege, among other things, that management failed to disclose properly UPRR's service and safety problems and thereby issued materially false and misleading statements concerning the Company's acquisition of Southern Pacific's parent corporation and the safe, efficient operation of UPRR's rail network. The derivative action alleges, among other things, that the named current and former directors breached their fiduciary duties to the Company by approving the acquisitions of the parent corporations of Southern Pacific and CNW (as defined herein) without ensuring that the Company or UPRR had adequate systems in place to integrate effectively those companies into the operations of the Company and UPRR. These lawsuits were filed in late 1997 in the Federal District Court for the Northern District of Texas and seek to recover unspecified amounts of damages. The Company believes that these claims are without merit and intends to defend them vigorously. On May 22, 1998, the plaintiffs in the derivative suit filed a notice of voluntary dismissal without prejudice.

RAIL ACCESS AND COMPETITION

     Acting pursuant to requests from two members of Congress and responding to shippers' concerns about railroad service quality, railroad rates and allegedly inadequate regulatory remedies, the STB on April 17, 1998, following two days of hearings, issued a decision opening inquiries into certain elements of rail regulation. The STB noted that no parties to the hearings had shown how aggressive remedies designed to produce lower rates and enhance competition would permit the industry to cover system costs and support reinvestment. Nevertheless, it (a) directed a panel of disinterested economic experts to recommend appropriate standards to measure railroad revenue adequacy, which is used to determine whether rates are lawful (this portion of the decision was subsequently modified to permit, as an alternative, discussions of this issue between railroad and shipper representatives); (b) initiated a rulemaking proceeding to consider revisions to "competitive access" regulations in order to address quality of service issues; (c) ordered interested parties to identify modifications to regulations governing access on non-service-related grounds; (d) began a proceeding to consider eliminating product and geographic competition as factors to be considered in deciding whether a railroad has market dominance over rail traffic; (e) ordered large and small railroads to negotiate arrangements that would increase the role of short-line rail carriers; and (f) directed the railroads to establish "formalized dialogue" immediately with large and small shippers and rail labor. Should the STB or Congress take aggressive action (e.g., by making purportedly competition-enhancing changes in rate and route regulation and "access" provisions), the adverse effect on UPRR and other railroads could be material.

                                  THE COMPANY

     The Company, incorporated in Utah in 1969, operates through subsidiaries primarily in the areas of rail transportation and trucking. The Company's rail transportation operations principally consist of UPRR, which includes two major acquisitions since 1995, Southern Pacific and Chicago and North Western Railway Company and its affiliated railroads ("CNW"). The Company's trucking operations principally consist of Overnite Transportation Company ("Overnite"). On May 20, 1998, the Company announced that it intends to sell its entire interest in Overnite through an initial public offering of all of the common stock of Overnite Corporation, a newly-formed Virginia corporation created for the purpose of indirectly holding all of the issued and outstanding capital stock of Overnite (the "Overnite IPO").

     Rail Transportation. UPRR is the largest railroad in the United States (measured in both track miles and freight revenue), operating nearly 35,000 route miles linking Pacific Coast and Gulf Coast ports to the Midwest and eastern U.S. gateways and providing several north/south corridors to key Mexican gateways. UPRR serves the western two-thirds of the country and cooperates with other carriers in the handling of freight to and from the Atlantic seaboard, the Pacific Coast, the Southeast, the Southwest, Canada and Mexico. Export and import traffic is moved through Gulf Coast and Pacific Coast ports and across the Mexican border and, primarily through interline connections, the Canadian border. Major categories of freight hauled by UPRR are agricultural products, automotive, chemicals, energy (primarily coal), industrial products and intermodal.

     Beginning in 1995, the Company made significant railroad acquisitions.

     - In April 1995, the Company acquired the remaining 71.6% of the outstanding common stock of CNW's parent corporation not previously owned by the Company for $1.2 billion.

     - In September 1995, the Company acquired 25% of Southern Pacific's parent corporation, and, in September 1996, it acquired the remaining 75% after receipt of a decision from the STB approving the Company's acquisition of Southern Pacific. The aggregate purchase price was $4.1 billion, comprised of $2.5 billion in the Company's common stock and $1.6 billion in cash.

     - During 1997, UPRR and a consortium of partners were granted a 50-year concession for the Pacific-North and Chihuahua Pacific rail lines in Mexico and a 25% stake in the Mexico City Terminal Company at an aggregate price of $525 million. UPRR holds a 13% ownership share in the consortium. The consortium assumed operational control of both lines in February 1998.

     Trucking. The Company's other major line of business is truck transportation. Overnite, a major interstate trucking company specializing in less-than-truckload shipments, serves all 50 states and portions of Canada and Mexico through 164 service centers located throughout the United States. Overnite transports a variety of products, including chemicals, fabricated metal products, textiles, machinery, electronics and paper products.

     As indicated above, the Company has announced that it intends to dispose of its ownership interest in Overnite. In connection with the Overnite IPO, Overnite will be reclassified as a discontinued operation, and the Company expects to recognize a significant after-tax loss in the second quarter of 1998, which will be accounted for as a loss from discontinued operations.

     Natural Resources Divestiture. In July 1995, the Company's Board of Directors approved a formal plan to dispose of its oil, gas and mining business through an initial public offering (the "Resources IPO") of 17% of the common stock of Union Pacific Resources Group, Inc. ("Resources"), followed by a distribution of the Company's remaining interest in Resources to the Company's stockholders on a tax-free, pro-rata basis (the "Spin-Off"). In October 1995, Resources completed the Resources IPO, and, after the Company's receipt of a favorable Internal Revenue Service ruling as to the tax-free nature of the Spin-Off, the Company completed its divestiture of Resources in October 1996.

     Skyway Divestiture. In January 1998, the Company announced its intention to sell Skyway, a wholly-owned subsidiary engaged in contract logistics and supply chain management, by the end of the year. In connection with the planned sale, the Company recognized a $40 million after-tax loss in the fourth quarter of 1997. In 1997, Skyway had revenues of $152 million and an operating net loss of $5.5 million.

     The Company's executive offices are located at 1717 Main Street, Suite 5900, Dallas, Texas 75201-4605, and its telephone number is (214) 743-5600.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratio of earnings to fixed charges on a historical basis for each of the five years ended December 31, 1997 and for the three months ended March 31, 1998.

                                                                                                THREE MONTHS
                                                                                                    ENDED
                                                   YEAR ENDED DECEMBER 31                     MARCH 31, 1998(A)
                                  ---------------------------------------------------------   -----------------
                                    1993        1994        1995        1996        1997
                                    ----        ----        ----        ----        ----
Ratio of earnings to fixed
  charges.......................      1.8         2.7         2.8         2.7         1.8            0.4

---------------
(a) For the three months ended March 31, 1998, fixed charges exceeded earnings by approximately $116 million.

     The ratio of earnings to fixed charges has been computed on a total enterprise basis. Earnings represent income from continuing operations before the cumulative effect of accounting changes less equity in undistributed earnings of unconsolidated affiliates, plus income taxes and fixed charges. Fixed charges represent interest, amortization of debt discount and expense and the estimated interest portion of rental charges.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement, the net proceeds from the sale of the Offered Securities offered hereby will be used for general corporate purposes, including repayment of borrowings, working capital, capital expenditures, stock repurchase programs and acquisitions. Additional information on the use of net proceeds from the sale of the Offered Securities offered hereby is set forth in the Prospectus Supplement relating to such Offered Securities.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities summarizes certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities and the extent, if any, to which such general provisions may apply to any series of Debt Securities will be described in the Prospectus Supplement relating to such series.

     The Debt Securities are to be issued under one or more Indentures (collectively, the "Indenture") between the Company and Citibank, N.A., as trustee or such other trustee as shall be named in a Prospectus Supplement (the "Trustee"). The following statements are subject to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement. Wherever any particular provisions of the Indenture or terms defined therein are referred to, such provisions and terms are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such references. References to particular sections of the Indenture are noted below. Defined terms used herein but not defined herein shall have the meanings ascribed to them in the Indenture.

GENERAL

     The Debt Securities may be either Senior Securities or Subordinated Securities and will be unsecured, unless the Company shall be required to secure the Debt Securities as described below under "Covenants--Limitation on Liens." The Indenture does not limit the amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. (Section 301) Debt Securities will be issued from time to time and offered on terms determined by market conditions at the time of sale.

     The Senior Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be unsecured and will be subordinated and junior to all "Senior Indebtedness" (which for this purpose includes any Senior Securities) to the extent set forth in the applicable supplemental Indenture and the Prospectus Supplement relating to such series.

     The Debt Securities may be issued in one or more series with the same or various maturities at par, at a premium or at a discount. Any Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount (which may be substantial) from their stated principal amount. Federal income tax consequences and other special considerations applicable to any such substantially discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

     Reference is made to the Prospectus Supplement for the following terms of the Debt Securities offered hereby: (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities; (ii) the percentage of their principal amount at which such Debt Securities will be issued; (iii) the date or dates on which the Debt Securities will mature; (iv) the rate or rates (which may be fixed or floating) per annum at which the Debt Securities will bear interest, if any, or the method of determining such rate or rates; (v) the date or dates on which any such interest will be payable, the date or dates on which payment of any such interest will commence and the Regular Record Dates for such Interest Payment Dates; (vi) whether such Debt Securities are Senior Securities or Subordinated Securities; (vii) the terms of any mandatory or optional redemption (including any provisions for any sinking, purchase or other analogous fund) or repayment option; (viii) the currency, currencies or currency units for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal thereof, any premium thereon and any interest thereon may be payable; (ix) if the currency, currencies or currency units for which the Debt Securities may be purchased or in which the principal thereof, any premium thereon and any interest thereon may be payable is at the election of the Company or the purchaser, the manner in which such election may be made; (x) if the amount of payments on the Debt Securities is determined with reference to an index based on one or more currencies or currency units, changes in the price of one or more securities or changes in the price of one or more commodities, the manner in which such amounts may be determined; (xi) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent Global Security will be paid;
(xii) the terms and conditions upon which conversion or exchange of the Debt Securities into or for Common Stock, Preferred Stock or other Debt Securities will be effected, including the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions;
(xiii) information with respect to book-entry procedures, if any; (xiv) a discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations with respect to the Debt Securities; and (xv) any other specific terms of the Debt Securities not inconsistent with the Indenture.

     If any of the Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or any interest on any series of Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, Federal income tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

     Unless otherwise specified in the Prospectus Supplement, the principal of, any premium on, and any interest on the Debt Securities will be payable, and the Debt Securities will be transferable, at the Corporate Trust Office of the Trustee in New York, New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed on or before the payment date, first class mail, to the address of the person entitled thereto as it appears on the registry books of the Company or its agent.

     Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form and in denominations of $1,000 and any integral multiple thereof. (Sections 301 and 302) No service charge will be made for any transfer or exchange of any Debt Securities, but the Company may, except in certain specified cases not involving any transfer, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued, in whole or in part, in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee of such Depositary to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payments of principal of, any premium on, and any interest on, individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee for such Debt Securities, any Paying Agent, nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

SENIOR SECURITIES

     The Senior Securities will be direct, unsecured obligations of the Company, and will constitute Senior Indebtedness (in each case as defined in the applicable supplemental Indenture) ranking on a parity with all other unsecured and unsubordinated indebtedness of the Company.

SUBORDINATED SECURITIES

     The Subordinated Securities will be direct, unsecured obligations of the Company. The obligations of the Company pursuant to the Subordinated Securities will be subordinate in right of payment to the extent set forth in the Indenture and the applicable supplemental Indenture to all Senior Indebtedness (including all Senior Securities) (in each case as defined in the applicable supplemental Indenture). Except to the extent otherwise set forth in a Prospectus Supplement, the Indenture does not contain any restriction on the amount of Senior Indebtedness which the Company may incur.

     The terms of the subordination of a series of Subordinated Securities, together with the definition of Senior Indebtedness related thereto, will be as set forth in the applicable supplemental Indenture and the Prospectus Supplement relating to such series.

     The Subordinated Securities will not be subordinated to indebtedness of the Company which is not Senior Indebtedness, and the creditors of the Company who do not hold Senior Indebtedness will not benefit from the subordination provisions described herein. In the event of the bankruptcy or insolvency of the Company before or after maturity of the Subordinated Securities, such other creditors would rank pari passu with holders of the Subordinated Securities, subject, however, to the broad equity powers of the Federal bankruptcy court pursuant to which such court may, among other things, reclassify the claims of any series of Subordinated Securities into a class of claims having a different relative priority with respect to the claims of such other creditors or any other claims against the Company.

CERTAIN DEFINITIONS

     Certain terms defined in Section 101 of the Indenture are summarized below.

     "Debt" means indebtedness for money borrowed.

     "Domestic Subsidiary" means a Subsidiary incorporated or conducting its principal operations within the United States or any State thereof.

     "Mortgage" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

     "Subsidiary", when used with respect to the Company, means any corporation of which a majority of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or both.

COVENANTS

     The Indenture contains certain covenants, including the limitation on liens covenant summarized below which will be applicable (unless waived or amended) so long as any of the Debt Securities are outstanding, unless stated otherwise in the Prospectus Supplement.

     Limitation on Liens. The Company will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any Mortgage upon any stock or indebtedness of any Domestic Subsidiary, whether owned on the date of the Indenture or thereafter acquired, to secure any Debt of the Company or any other person (other than the Debt Securities), without in any such case making effective provision whereby all the outstanding Debt Securities shall be directly secured equally and ratably with such Debt. There will be excluded from this restriction any Mortgage upon stock or indebtedness of a corporation existing at the time such corporation becomes a Domestic Subsidiary or at the time stock or indebtedness of a Domestic Subsidiary is acquired and any extension, renewal or replacement of any such Mortgage. (Section 1006)

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that the Company may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless (i) the successor corporation shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture the due and punctual payment of the principal of, any premium on, and any interest on, all the outstanding Debt Securities and the performance of every covenant in the Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction. (Section 801) In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for the Company as obligor on the Debt Securities, with the same effect as if it had been named in the Indenture as the Company. (Section 802) Other than the restrictions on Mortgages described above, the Indenture and the Debt Securities do not contain any covenants or other provisions designed to protect holders of Debt Securities in the event of a highly leveraged transaction involving the Company or any Subsidiary.

EVENTS OF DEFAULT; WAIVER AND NOTICE THEREOF; DEBT SECURITIES IN FOREIGN CURRENCIES

     As to any series of Debt Securities, an Event of Default is defined in the Indenture as (a) default for 30 days in payment of any interest on the Debt Securities of such series; (b) default in payment of principal of or any premium on the Debt Securities of such series at maturity; (c) default in payment of any sinking or purchase fund or analogous obligation, if any, on the Debt Securities of such series; (d) default by the Company in the performance of any other covenant or warranty contained in the Indenture for the benefit of such series which shall not have been remedied for a period of 90 days after notice is given as specified in the Indenture; and (e) certain events of bankruptcy, insolvency and reorganization of the Company. (Section 501)

     A default under other indebtedness of the Company will not be a default under the Indenture and a default under one series of Debt Securities will not necessarily be a default under another series. Any additions, deletions or other changes to the Events of Default which will be applicable to a series of Debt Securities will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Indenture provides that (i) if an Event of Default described in clause
(a), (b), (c) or (d) above (if the Event of Default under clause (d) is with respect to less than all series of Debt Securities then outstanding) shall have occurred and be continuing with respect to any series, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all outstanding Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately and (ii) if an Event of Default described in clause (d) or (e) above (if the Event of Default under clause (d) is with respect to all series of Debt Securities then outstanding) shall have occurred and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of all Debt Securities then outstanding (treated as one class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all Debt Securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on, or any interest on, such Debt Securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding. (Sections 502 and 513)

     Under the Indenture the Trustee must give to the holders of each series of Debt Securities notice of all uncured defaults known to it with respect to such series within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payment of principal of, any premium on, or any interest on, any of the Debt Securities, or default in the payment of any sinking or purchase fund installment or analogous obligations, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series. (Section 602)

     No holder of any Debt Securities of any series may institute any action under the Indenture unless (a) such holder shall have given the Trustee written notice of a continuing Event of Default with respect to such series, (b) the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding shall have requested the Trustee to institute proceedings in respect of such Event of Default, (c) such holder or holders shall have offered the Trustee such reasonable indemnity as the Trustee may require, (d) the Trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of Debt Securities of such series. (Section 507)

     The holders of a majority in aggregate principal amount of the Debt Securities of any series affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such series of Debt Securities. (Section 512) The Indenture provides that, in case an Event of Default shall occur and be continuing, the Trustee, in exercising its rights and powers under the Indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. (Section 601) The Indenture further provides that the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it. (Section 601)

     The Company must furnish to the Trustee within 120 days after the end of each fiscal year a statement signed by one of certain officers of the Company to the effect that a review of the activities of the Company during such year and of its performance under the Indenture and the terms of the Debt Securities has been made, and, to the best of the knowledge of the signatories based on such review, the Company has complied with all conditions and covenants of the Indenture or, if the Company is in default, specifying such default. (Section
1004)

     If any Debt Securities are denominated in a coin or currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action as herein described, the principal amount of such Debt Securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which such Debt Securities are denominated (as evidenced to the Trustee by an Officers' Certificate) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the Trustee as provided in the Indenture. (Section 104)

     If any Debt Securities are Original Issue Discount Securities, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action herein described, the principal amount of such Debt Securities shall be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of maturity thereof. (Section 101)

MODIFICATION OF THE INDENTURE

     The Company and the Trustee may, without the consent of the holders of the Debt Securities (provided in the case of clauses (ii), (iii), (iv) and (vi), there is no adverse effect on the holders of Debt Securities), enter into indentures supplemental to the Indenture for, among others, one or more of the following purposes; (i) to evidence the succession of another corporation to the Company, and the assumption by such successor of the Company's obligations under the Indenture and the Debt Securities of any series; (ii) to add covenants of the Company, or surrender any rights of the Company, for the benefit of the holders of Debt Securities of any or all series; (iii) to cure any ambiguity, omission, defect or inconsistency in such Indenture; (iv) to establish the form or terms of any series of Debt Securities, including any Subordinated Securities; (v) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of Debt Securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such Indenture; and (vi) to provide any additional Events of Default (Section 901).

     With certain exceptions, the Indenture or the rights of the holders of the Debt Securities may be modified by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Debt Securities of each series affected by such modification then outstanding, but no such modification may be made without the consent of the holder of each outstanding Debt Security affected thereby which would (i) change the maturity of any payment of principal of, or any premium on, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest or any premium thereon, or change the method of computing the amount of principal thereof or interest thereon on any date or change any place of payment where, or the coin or currency in which, any Debt Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be), or (ii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture, or (iii) modify any of the provisions of certain Sections of the Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby. (Section 902)

DEFEASANCE OF THE INDENTURE AND DEBT SECURITIES

     If the terms of any series of Debt Securities so provide, the Company will be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series by (a) depositing with the Trustee
(i) as trust funds in trust an amount sufficient to pay and discharge the entire indebtedness on all Debt Securities of such series for principal, premium, if any, and interest or (ii) as obligations in trust such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the Debt Securities are denominated as will, together with the income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all such Debt Securities for principal, premium, if any, and interest and (b) satisfying certain other conditions precedent specified in the Indenture. (Section 403) In the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust fund for payment of principal of, any premium on, and any interest on their Debt Securities.

     Such defeasance is likely to be treated as a taxable exchange by holders of the relevant Debt Securities for an issue consisting of either obligations of the trust or a direct interest in the cash and securities held in the trust, with the result that such holders would be required for tax purposes to recognize gain or loss as if such obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. In addition, if the holders are treated as the owners of their proportionate share of the cash or securities held in trust, such holders would then be required to include in their income for tax purposes any income, gain or loss attributable thereto even though no cash was actually received. Thus, such holders might be required to recognize income for tax purposes in different amounts and at different times than would be recognized in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of defeasance.

CONCERNING THE TRUSTEE

     Citibank, N.A. conducts normal banking relationships with the Company and certain of its subsidiaries and, in addition, is a participant in various financial agreements of the Company. Citibank, N.A. acts as trustee under certain equipment trust agreements of the Company's railroad subsidiaries and trustee under various indentures in respect of certain securities of the Company and its subsidiaries.

                         DESCRIPTION OF PREFERRED STOCK

     The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     The summary of terms of the Company's Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Revised Articles of Incorporation, and the certificate of amendment relating to each series of the Preferred Stock (the "Certificate of Amendment") which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

     The Company's Revised Articles of Incorporation authorize the issuance of 20,000,000 shares of Preferred Stock, without par value. No shares of Preferred Stock are currently outstanding, and no shares are reserved for issuance. The Company's Board of Directors is authorized to issue Preferred Stock in one or more series from time to time, with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions thereof, as may be provided in resolutions adopted by the Board of Directors. All shares of any one series of Preferred Stock shall be identical in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon may be cumulative. All series shall rank equally and shall provide for other terms as described in the applicable Prospectus Supplement.

     Preferred Stock of a particular series shall have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to such series. Reference is made to the Prospectus Supplement relating to a particular series of Preferred Stock for specific terms, including: (i) the distinctive serial designation and the number of shares constituting such series; (ii) the dividend rate or rates, the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends; (iii) any redemption, sinking fund or other analogous provisions applicable to such Preferred Stock;
(iv) the amount or amounts payable upon the shares of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company prior to any payment or distribution of the assets of the Company to the holders of any class or classes of stock which are junior in rank to the Preferred Stock; (v) any terms for the conversion into or exchange for shares of Common Stock, shares of Preferred Stock or Debt Securities and (vi) any other specific terms of the Preferred Stock not inconsistent with the Company's Revised Articles of Incorporation and any applicable Certificate of Amendment. The term "class or classes of stock which are junior in rank to the Preferred Stock" means the Common Stock and any other class or classes of stock of the Company hereafter authorized which shall rank junior to the Preferred Stock as to dividends or upon liquidation.

DIVIDENDS

     Holders of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, cash dividends payable on such dates in March, June, September and December of each year and at such rates per share per annum as set forth in the applicable Prospectus Supplement. The Prospectus Supplement will also indicate the applicable record dates regarding the payment of dividends. The holders of Preferred Stock shall be entitled to such cash dividends before any dividends on any class or classes of stock junior in rank to Preferred Stock shall be declared or paid or set apart for payment. Whenever dividends shall not have been so paid or declared or set apart for payment upon all shares of each series of Preferred Stock, such dividends shall be cumulative and shall be paid, or declared and set apart for payment, before any dividends can be declared or paid on any class or classes of stock of the Company junior in rank to the Preferred Stock. Any such accumulations of dividends on Preferred Stock shall not bear interest. The foregoing shall not apply to dividends payable in shares of any class or classes of stock junior in rank to the Preferred Stock.

CONVERTIBILITY

     No series of Preferred Stock will be convertible into, or exchangeable for, shares of Common Stock, shares of Preferred Stock or any other class or classes of stock of the Company or Debt Securities except as set forth in the related Prospectus Supplement.

REDEMPTION AND SINKING FUND

     No series of Preferred Stock will be redeemable or receive the benefit of a sinking, retirement or other analogous fund except as set forth in the related Prospectus Supplement.

LIQUIDATION RIGHTS

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of any series of Preferred Stock will be entitled to receive payment of or to have set aside for payment the liquidation amount per share, if any, specified in the related Prospectus Supplement, in each case together with any applicable accrued and unpaid dividends, before any distribution to holders Common Stock. A voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the Company's property or assets to, or a consolidation or merger of the Company with, one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this paragraph.

VOTING RIGHTS

     Except as provided below, holders of Preferred Stock shall be entitled to one vote for each share held and shall vote together with the holders of Common Stock as one class for the election of directors and upon all other matters which may be voted upon by stockholders of the Company. Holders of Preferred Stock shall not possess cumulative voting rights in the election of directors. See "Description of Common Stock -- Voting Rights" for a discussion of such voting rights.

     If dividends on the Preferred Stock shall be in arrears in an aggregate amount at least equal to six quarterly dividends, then the holders of all series of Preferred Stock, voting separately as one class, shall be entitled, at the next annual meeting of the stockholders of the Company or at a special meeting held in place thereof, or at a special meeting of the holders of the Preferred Stock called as provided below, to elect two directors of the Company. While the holders of Preferred Stock are so entitled to elect two directors of the Company, they shall not be entitled to participate with the Common Stock in the election of any other directors. Whenever all arrearages in dividends on the Preferred Stock shall have been paid and dividends thereon for the current quarterly period shall have been paid or declared and a sum sufficient for the payment thereof set aside, then the right of the holders of the Preferred Stock to elect two directors shall cease, provided that such voting rights shall again vest in the case of any similar future arrearages in dividends.

     At any time after the right to vote for two directors shall have so vested in the Preferred Stock, the Secretary of the Company may, and upon the written request of the holders of record of 10% or more of the shares of Preferred Stock then outstanding, shall, call a special meeting of the holders of the Preferred Stock for the election of the directors to be elected by them, to be held within 30 days after such call and at the place and upon the notice provided by law and in the Company's bylaws for the holding of meetings of stockholders. The Secretary shall not be required to call such meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of stockholders of the Company. If any such special meeting shall not be called by the Secretary within 30 days after receipt of any such request, then the holders of record of 10% or more of the shares of Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may call such meeting to be held at the place and upon the notice provided above, and for that purpose shall have access to the stock ledger of the Company. No such special meeting and no adjournment thereof shall be held on a date later than 30 days before the annual meeting of the stockholders of the Company or a special meeting held in place thereof next succeeding the time when the holders of the Preferred Stock become entitled to elect directors as provided above.

     If any meeting of the Company's stockholders shall be held while holders of Preferred Stock are entitled to elect two directors as provided above, and if the holders of at least a majority of the shares of Preferred Stock then outstanding shall be present or represented by proxy at such meeting or any adjournment thereof, then, by vote of the holders of at least a majority of the shares of Preferred Stock present or so represented at such meeting, the then authorized number of directors of the Company shall be increased by two and at such meeting the holders of the Preferred Stock shall be entitled to elect the additional directors so provided for, but no such additional director so elected shall hold office beyond the annual meeting of the stockholders or a special meeting held in place thereof next succeeding the time when the holders of the Preferred Stock become entitled to elect two directors as provided above. Whenever the holders of the Preferred Stock shall be divested of special voting power as provided above, the terms of office of all persons elected as directors by the holders of the Preferred Stock as a class shall forthwith terminate, and the authorized number of directors of the Company shall be reduced accordingly.

     The affirmative vote or consent of 66-2/3% of all shares of Preferred Stock outstanding shall be required before the Company may (i) create any other class or classes of stock prior in rank to the Preferred Stock, either as to dividends or upon liquidation, or increase the number of authorized shares of such class of stock, or (ii) amend, alter or repeal any provisions of the Company's Revised Articles of Incorporation or any resolution adopted by the Board of Directors providing for the issuance of any series of Preferred Stock so as to adversely affect the preferences, rights or powers of the Preferred Stock. The affirmative vote or consent of at least a majority of the shares of Preferred Stock at the time outstanding shall be required for the Company to (i) increase the authorized number of shares of Preferred Stock, (ii) create or increase the authorized number of shares of any other class of stock ranking on a parity with the Preferred Stock either as to dividends or upon liquidation, or (iii) sell, lease or convey all or substantially all of the property or business of the Company, or voluntarily liquidate, dissolve or wind up the Company, or merge or consolidate the Company with any other corporation unless the resulting or surviving corporation will have after such merger or consolidation no stock either authorized or outstanding (except such stock of the corporation as may have been authorized or outstanding immediately preceding such merger or consolidation, or such stock of the resulting or surviving corporation as may be issued in exchange therefor) prior in rank either as to dividends or upon liquidation to the Preferred Stock or the stock of the resulting or surviving corporation issued in exchange therefor. No consent of the holders of Preferred Stock shall be required in connection with any mortgaging or other hypothecation by the Company of all or any part of its property or business.

CERTAIN TRANSACTIONS

     The Company's Revised Articles of Incorporation provide that certain transactions between the Company and a beneficial owner of more than 10% of the Company's voting stock (which includes Preferred Stock) must either (1) be approved by a majority of the Company's voting stock other than that held by such beneficial owner, (2) satisfy certain minimum price and procedural criteria, or (3) be approved by a majority of the Company's directors who are not related to such beneficial owner. The transactions covered by these provisions include mergers, consolidations, sales or dispositions of assets, adoption of a plan of liquidation or dissolution, or other transactions increasing the proportionate share of such 10% beneficial owner.

MISCELLANEOUS

     The Preferred Stock offered hereby has no preemptive rights, is not liable for further assessments or calls and will be fully paid and nonassessable upon issuance. Shares of Preferred Stock which have been issued and reacquired in any manner by the Company shall resume the status of authorized and unissued shares of Preferred Stock and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock while there is any arrearage in dividends or sinking fund installments except as may be set forth in the related Prospectus Supplement.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for each series of Preferred Stock will be described in the related Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Revised Business Corporation Law of the State of Utah and the Company's Revised Articles of Incorporation. The Company is presently authorized to issue 500,000,000 shares of Common Stock, par value $2.50 per share. At April 30, 1998, an aggregate of 247,306,604 shares of Common Stock were outstanding.

DIVIDENDS

     Subject to the rights of holders of any Preferred Stock which may be issued, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of any funds legally available therefor. The Company may not pay dividends on Common Stock (other than dividends payable in Common Stock or any other class or classes of stock junior in rank to the Preferred Stock as to dividends or upon liquidation) unless all dividends accrued on outstanding Preferred Stock have been paid or declared and set apart for payment.

VOTING RIGHTS

     Holders of Common Stock are entitled to one vote for each share held. Except as provided in the related Prospectus Supplement, any series of Preferred Stock will be entitled, with certain exceptions, to vote together with the holders of Common Stock as one class. See "Description of Preferred
Stock -- Voting Rights." In voting for the election of directors, holders of Common Stock shall not have the right to accumulate their votes. Notwithstanding that shareholders shall not be entitled to accumulate votes in the election of directors, no one of the directors may be removed if the votes of a sufficient number of shares are cast against removal which, at an election of the class of directors of which the director is a member (or at an election of the entire board of directors commencing at the Company's 1999 annual meeting), would have been sufficient to elect the director if cumulative voting were applicable.

LIQUIDATION RIGHTS

     Any Preferred Stock would be senior to the Common Stock as to distributions upon liquidation, dissolution or winding up of the Company. After distribution in full of the preferential amounts to be distributed to holders of Preferred Stock, holders of Common Stock will be entitled to receive all remaining assets of the Company available for distribution to stockholders in the event of voluntary or involuntary liquidation.

CERTAIN TRANSACTIONS

     The Company's Revised Articles of Incorporation provide for certain voting rights for the holders of the Company's voting stock (including Common Stock) in the case of certain transactions between the Company and a beneficial owner of more than 10% of the Company's voting stock. See "Description of Preferred Stock -- Certain Transactions."

MISCELLANEOUS

     The Common Stock is not redeemable, has no preemptive or conversion rights and is not liable for further assessments or calls. All shares of Common Stock offered hereby will be fully paid and nonassessable.

TRANSFER AGENT AND REGISTRAR

     Harris Trust & Savings Bank is the transfer agent and registrar for the Common Stock. The Common Stock is listed on the New York Stock Exchange.

                       DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Debt Securities or Preferred Stock. Securities Warrants may be issued independently or together with any Debt Securities or shares of Preferred Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities or shares of Preferred Stock. The Securities Warrants are to be issued under Warrant Agreements to be entered into between the Company and Citibank, N.A., as Warrant Agent, or such other bank or trust company as is named in the Prospectus Supplement relating to the particular issue of Securities Warrants (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrants or beneficial owners of Securities Warrants. The following summaries of certain provisions of the form of Warrant Agreement and Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Warrant Agreement and the Securities Warrants.

GENERAL

     If Securities Warrants are offered, the Prospectus Supplement will describe the terms of the Securities Warrants, including the following: (i) the offering price; (ii) the currency, currencies or currency units for which Securities Warrants may be purchased; (iii) the designation, aggregate principal amount, currency, currencies or currency units and terms of the Debt Securities purchasable upon exercise of the Warrants and the price at which such Debt Securities may be purchased upon such exercise; (iv) the designation, number of shares and terms of the series of Preferred Stock purchasable upon exercise of the Securities Warrants to purchase Preferred Stock and the price at which such shares of Preferred Stock may be purchased upon such exercise; (v) if applicable, the designation and terms of the Debt Securities or Preferred Stock with which the Securities Warrants are issued and the number of Securities Warrants issued with each such Debt Security or share of Preferred Stock; (vi) if applicable, the date on and after which the Securities Warrants and the related Debt Securities or Preferred Stock will be separately transferable;
(vii) the date on which the right to exercise the Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire;
(viii) whether the Securities Warrants will be issued in registered or bearer form; (ix) a discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations relating to the Securities Warrants; and (x) any other terms of the Securities Warrants.

     Securities Warrants may be exchanged for new Securities Warrants of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Before the exercise of their Securities Warrants, holders of Securities Warrants will not have any of the rights of holders of the Debt Securities or shares of Preferred Stock purchasable upon such exercise, including the right to receive payments of principal of, any premium on, or any interest on, the Debt Securities purchasable upon such exercise or to enforce the covenants in the Indenture or to receive payments of dividends, if any, on the Preferred Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

     Each Securities Warrant will entitle the holder to purchase such principal amount of Debt Securities or such number of shares of Preferred Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Securities Warrant. Securities Warrants may be exercised at such times as are set forth in the Prospectus Supplement relating to such Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

     Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement relating thereto, Securities Warrants may be exercised by delivery to the Warrant Agent of the certificate evidencing such Securities Warrants properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities or shares of

Preferred Stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the Prospectus Supplement relating to the Securities Warrants. Upon receipt of such payment and the certificate representing the Securities Warrants to be exercised properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities or shares of Preferred Stock purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of Securities Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities offered hereby (i) through underwriters or dealers; (ii) through agents; (iii) directly to purchasers; or
(iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement relating to the Offered Securities will set forth their offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers, and any securities exchanges on which the Offered Securities may be listed.

     If underwriters or dealers are used in the sale, the Offered Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of underwriters or dealers to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

     Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. The terms and conditions of such indemnification will be described in an applicable Prospectus Supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     Each series of Offered Securities other than Common Stock will be a new issue of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

     Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids to do not exceed a specified maximum. The underwriters may over-allot Offered Securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of Offered Securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the Offered Securities to be higher than it would otherwise be in the absence of such transactions These transactions, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS

     The validity of the Offered Securities will be passed upon for the Company by Richard J. Ressler, Esquire, Assistant General Counsel of the Company, and for the underwriters, dealers or agents, if any, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, N.Y. 10019, unless otherwise specified in the Prospectus Supplement. Mr. Ressler owns 14,159 shares of Common Stock, including retention shares granted under the Company's 1993 Stock Option and Retention Stock Plan, and holds options to purchase 95,818 additional shares of the Common Stock. Cravath, Swaine & Moore has provided legal services from time to time to the Company and its affiliates.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, incorporated in this Prospectus by reference from Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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